Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 1 of 16 Purpose and Scope The purpose of this Policy is to promote compliance with applicable securities laws by Universal Technical Institute, Inc. (the “Company”) and its subsidiaries, members of the Company’s Board of Directors (“Directors”), and employees of the Company and its subsidiaries (collectively “UTI Personnel”). This Policy prohibits Directors and all UTI Personnel who possess material non-public information about the Company from engaging in insider trading, sets forth certain procedures that apply to securities transactions by the Directors and certain UTI Personnel, and restricts certain activities with respect to the securities of the Company. This Policy also affects family members, other members of a person's household and entities controlled by a person covered by this Policy, as described below, and may apply after your termination of employment. Policy Information WHAT IS INSIDER TRADING? Insider trading is, in addition to being a violation of the Company’s Policy, a violation of securities laws. The penalties for insider trading are discussed below. The term “insider trading” generally refers to (1) trading in securities while in possession or aware of material non-public information, or (2) communication of material non-public information to others who may trade while in possession or aware of such information. This means no person subject to the Company’s Policy who is aware of material non-public information relating to the Company may, directly or indirectly (through family members or other persons or entities) do any of the following: • Trade in Company securities. • Advise any other person to trade in Company securities or make recommendations to trade. • Communicate non-public information concerning the Company to others who may then trade in the Company’s stock or pass on the information to others who may trade in the Company’s stock. This conduct is known as “tipping.” • Assist others engaged in any of these activities, or otherwise engage in an action to take personal advantage of that information. WHO IS AN INSIDER? The concept of “insider” is broad and generally includes any person who possesses non-public information about the Company and who has a duty to the Company to keep this information confidential. In the case of the Company, insiders include Directors of the Company and its affiliates and subsidiaries, as well as all UTI Personnel who have access to material information that is not publicly available or who work on significant corporate transactions or projects. In addition, a person can be a “temporary insider” if he or she enters into a relationship to serve the Company and as a result is given access to information in

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 2 of 16 connection with such service. Outsiders who can become temporary insiders include, among others, attorneys, accountants, consultants, investment bankers and the employees of such organizations. WHAT IS MATERIAL INFORMATION? Trading while in possession or aware of inside information is not a basis for liability unless the information is “material.” “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that is reasonably likely to affect the price of the Company’s securities. Material information can be positive or negative. It is important to remember that materiality depends upon facts and circumstances, and will always be judged with the benefit of hindsight. Information could be material because of its expected effect on the price of the Company’s securities, the securities of another company, or the securities of several companies. Moreover, the prohibition against the misuse of “inside” information includes not only restrictions on trading in the Company’s securities but restrictions on trading in the securities of other companies affected by the inside information. Examples. Some examples of information that will frequently be regarded as material are: • Earnings or sales results or expectations • Financial forecasts • Certain enrollment or attendance levels, starts, completion or placement results and/or other important operating metrics • Changes in dividend/distribution policies or the declaration of a stock split or the offering of additional securities • Proposals, agreements or news regarding a pending or proposed merger, acquisition, tender offer, joint venture, divestiture, leveraged buy-out, significant sale of assets or the disposition of a subsidiary • Changes in relationships with major customers or industry partners or in the status of significant commercial contracts, or obtaining or losing customers, industry partners or significant contracts • Important product developments or discoveries • Major financing developments • Changes in management or other major personnel changes • Criminal indictments or material civil litigation or government investigations or significant regulatory communications or developments • Significant disputes with major suppliers, customers or partners • Labor disputes including strikes or lockouts • Substantial changes in accounting methods • Debt service or liquidity problems • Impending bankruptcy or insolvency • Public offerings or private sales of debt or equity securities • Calls, redemptions or repurchases of securities

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 3 of 16 • Major technological advances WHAT IS NON-PUBLIC INFORMATION? In order for information to qualify as “inside” information it must not only be “material,” it must also be “non-public.” “Non-public” information is information which has not been made available to investors generally. At such time as material, non-public information has been properly released to the investing public, it loses its status as “inside” information. However, for “non-public” information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, such as disclosure by filing a report with the SEC or disclosure by release to a national business and financial wire service (such as Dow Jones or Reuters) or a national publication (such as The Wall Street Journal). Further, sufficient time must pass for the information to become available in the market. Partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “non-public” and may not be misused. WHAT IS TRADING? Trading includes buying, selling, gifting and pledging securities, as well as writing options. Ongoing purchases of Company stock in good faith under the 2003 Employee Stock Purchase Plan (but not enrollment or changes in elections or contributions), purchases of stock under an employee option for cash (but not any related open market sales or surrender of shares) and transactions under approved “Rule 10b5-1 plans” (but not the adoption of such plans) are excluded from the term “trading” for purposes of this Policy. THE CONSEQUENCES The consequences of insider trading violations can be significant: For individuals who trade on inside information (or tip such information to others) penalties could include: • A civil penalty of up to three times the profit gained or loss avoided; • A criminal fine (no matter how small the profit) of up to $5 million; and • A jail term of up to 20 years. For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading by an employee or tipping of inside information by an employee penalties could include: • A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and • A criminal penalty of up to $25 million.

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 4 of 16 In addition, if an employee violates or fails to comply with this Securities Trading Policy or the Company’s procedures, individual(s) may be subject to disciplinary action by the Company, up to and including employment termination, whether or not the Policy violation results in a violation of law or external proceedings. Any of the above consequences, including investigations that may or may not lead to prosecution, can tarnish one’s reputation and irreparably damage a career. PROHIBITION ON INSIDER TRADING If a Director or any UTI Personnel has material non-public information relating to the Company, neither that person nor any related individual or entity may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material non-public information relating to and the securities of any other company, including the Company’s clients or suppliers, obtained in the course of employment by or association with the Company. To avoid even the appearance of impropriety, additional restrictions on trading company securities apply to Directors, certain Company Officers and certain UTI Personnel. See “Procedures – Pre-Clearance of All Trades.” Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from the insider trading laws or from this Securities Trading Policy. The fact that a Director or any UTI Personnel may have relied on other factors in purchasing or selling securities, while in possession or aware of material inside information, will not absolve the person from liability under the law. When Information is Public. It is also improper for a Director or any UTI Personnel to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s non-employee stockholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule trades should not be effected until the third business day after the information has been released. For example, if an announcement is made on a Monday after the United States markets have opened, Thursday generally would be the first day on which you could trade in the Company’s stock. If an announcement is made on a Friday, Wednesday generally would be the first day on which you should trade. However, if in these examples the announcement is made before the opening of business on the New York Stock Exchange, the day of the announcement would generally be considered the first business day. Thus, if an announcement is made on a Monday before the NYSE opening, Wednesday generally would be the first day on which you could trade. Twenty-Twenty Hindsight. If an individual’s securities trades become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any trade, you should carefully consider how regulators and others might view your trade in hindsight.

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 5 of 16 Applicability to Other Companies. During the course of his or her service or employment, Directors and UTI Personnel may obtain material non-public information about current or potential customers, suppliers, business partners or others doing business with the Company. The provisions on confidentiality and the prohibition on trading while in possession or aware of non-public information also apply to the information regarding and securities of these other companies. Thus, the term “Company’s securities” as used in this Policy can also mean the securities of those other companies. Trades by Family Members. The restrictions outlined in this Policy apply to family members and others living in your household and family members who do not live with you but whose securities transactions are directed by you or subject to your influence or control. Such “others living in your household” could include housekeepers, babysitters, unrelated household members and anyone else present in your home. This is not meant to be an exclusive list; rather, insiders must be careful that others do not receive inside information, and that those present in our home are more likely than others to be exposed to such information. Directors and all UTI Personnel are expected to be responsible for the compliance of their “related persons” which include their immediate family and personal household. Trades by Entities You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. Prevention of Insider Trading by Others. The Company, its Directors and certain of its Officers and supervisory personnel could be deemed “controlling persons” subject to potential liability under the securities laws. Accordingly, it is incumbent on these persons to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. Directors, Officers and other supervisory personnel who become aware of a potential insider trading violation or a violation of this Policy should immediately advise UTI’s General Counsel and should take steps where appropriate to prevent persons under their supervision from using inside information for trading purposes. CONFIDENTIALITY Serious problems could arise for the Company and both Directors and UTI Personnel through an unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s securities. Generally, securities regulations provide that when a company (such as our Company) discloses material, non-public information, it must provide broad, non-exclusionary public access to the information. Violations of these regulations can result in SEC enforcement actions, resulting in injunctions and severe monetary penalties. It is our Policy that all Directors and UTI Personnel must maintain all non-public information about the Company in strict confidence, and should not communicate such information to any person unless the person has a need to know the information for legitimate reasons related to the Company’s business. Similarly, you should not discuss Company affairs in public or quasi-public areas where your conversation may be overheard (i.e. restaurants, airplanes and elevators, etc., and you may not discuss Company affairs in an internet “chat room,” “tweet,” “blog,” or similar internet or mobile phone-based forum, whether or not your identity is disclosed. Please see UTI’s Social Media Handbook for additional information on the protection of

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 6 of 16 confidential or non-public information when engaging online. This prohibition applies to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through authorized individuals. If you receive any inquiries of this nature, you should decline comment and refer the inquiry directly to UTI’s Corporate Communications Department. These confidentiality provisions also apply to information regarding other companies that Directors and UTI Personnel obtain in the course of their service to or employment with the Company. Tipping Information to Others. Whether the information is proprietary information about our Company, information that could have an impact on our stock price or information about others doing business with the Company, Directors and all UTI Personnel must not pass the information on to others. Tipping results in liability for the insider who communicated such information, even if such insider does not actually trade himself or herself, and for the person who received the information if the person has reason to know that it was an improper disclosure and acts on such information or passes it on to others who may act on it. PROCEDURES Pre-Clearance of All Trades To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper trade (which could result, for example, where an Officer engages in a trade while unaware of a pending major development), all trades in Company securities by the following individuals (the “Designated Group”) and their “related persons” (including family and household members and Controlled Entities as described above) must be pre-cleared and authorized: • Members of the Board of Directors of the Company; • Members of the Senior Leadership Team of the Company; and • Other specified employees of the Company who by virtue of their position are regularly in possession of material nonpublic information. Trades such as acquisitions (except ongoing purchases of Company stock under the 2003 Employee Stock Purchase Plan or purchase of stock under an employee option for cash not involving an open market sale or surrender of shares), dispositions, transfers, gifts of stock to others, pledges, option exercises involving an open market sale or surrender of shares, etc. must be pre-cleared and authorized. Any trades made, or trading plans to be entered into, by a member of the Designated Group or his/her related persons must be pre-cleared and authorized by UTI’s General Counsel or his/her designee, even if such individual(s) are not in possession or aware of specific material non-public information. You may not trade, even with authorization, if you are actually in possession or aware of material non-public information, and pre-clearance does not constitute legal advice or insulate you from liability under applicable securities laws. If you are within the Designated Group and contemplate a trade in the Company’s securities, you must submit your request for pre-clearance via email to UTI’s General Counsel or his/her designee at least two business days in advance of each proposed transaction. If you do not receive a response from UTI's General Counsel or his/her designee within 24 hours, you must follow up

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 7 of 16 to ensure that the message was received. Each request for pre-clearance should include the following information: • The nature of the proposed transaction. • The expected date of the transaction. • The number of shares involved. • If the transaction involves a stock option exercise, the specific option to be exercised. • Contact information for the broker who will execute the transaction. • A confirmation that you have carefully considered whether you may be aware of any material nonpublic information relating to the Company (describing any borderline matters or items of potential concern) and have concluded that you do not. • Whether the transaction complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by you. • Any other information that is material to UTI’s General Counsel’s or his/her designee’s consideration of the proposed transaction. UTI’s General Counsel or his/her designee may withhold or condition pre-clearance in his or her sole discretion. If the proposed transaction is pre-cleared, you may proceed with it on the approved terms within two (2) days of the pre-clearance, provided that you comply with all other securities law and Company requirements, such as Rule 144 and Section 16 reporting obligations, prohibitions regarding trading on the basis of inside information, and compliance with any special trading blackout imposed by the Company prior to the completion of the trade. Pre-clearance advice generally is good for two business days, unless you come into contact with material inside information during that time. If you request pre-clearance and do not execute the requested trade within two business days, you should refrain from initiating any transaction until pre-clearance is requested and granted again. If you request pre-clearance and authorization to engage in a transaction is denied, you should refrain from initiating any transaction and should not inform any other person of the restriction. If such trades are made by UTI’s General Counsel or his/her related persons, pre-clearance and authorization must be provided by the Chief Financial Officer. No Trading During “Closed Window” Periods In order to further minimize the possibility of an inadvertent and unintended insider trading violation, all members of the Designated Group are prohibited from trading in the Company’s securities during the following restricted trading period (a “closed window”): the period after the close of business on the last day of the quarter through and including the 2nd business day following the issuance of the Company’s press release of its quarterly and annual financial results. Where the last day of a quarter falls on a weekend or holiday, the window will close at the close of business on the preceding business day. “Related persons” of members of the Designated Group, including family and household members and Controlled Entities as described above, also are prohibited from trading in the Company’s securities during closed windows. Please realize that the “open window” periods are of general applicability only and do not serve to permit otherwise illegal trades. Trading in the Company’s stock is permitted only during the “open windows,” and all trades by members of the Designated Group and their related persons must be approved in advance by UTI’s General Counsel or his/her designee. Other events or developments during such periods may still cause some Company Directors, Officers or other UTI

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 8 of 16 Personnel to be in possession or aware of material, non-public information – in such event, you still may not trade. An employee may not trade even during the “open window” periods or with authorization if he or she is actually in possession or aware of material non-public information. Also, trading during the “open window” periods is not a substitute for compliance with required pre-clearance and authorization procedures. Restricted Trading Periods There may be material inside information available to members of the Designated Group or other UTI Personnel even during the normal open window periods, for example, when a proposed acquisition is pending. In those and other instances, such as where required by securities regulation, the Company may impose a “closed window” or “blackout period” for trading in Company securities and if appropriate, in securities of another company. If the Company imposes an additional “closed window” or “blackout period,” it will notify the covered persons who are affected and neither those covered persons nor their related persons may trade during such period. Any person made aware of the existence of an additional “closed window” or “blackout period” should not disclose its existence to any other person. Whether or not the Company has imposed an additional restricted trading period, you may not trade if you are in possession or aware of material non-public information. No Trading in Securities on a Short-Term Basis The SEC’s “short-swing profit” rule already discourages Directors and certain Officers from selling any of the Company’s securities within six months of a purchase, or purchasing any of the Company’s securities within six months of a sale, by requiring that profits from such transactions be paid over to the Company. The Company is simply making this rule a prohibition and expanding it to cover the Designated Group. If there is an emergency situation – such as a sudden and significant change in financial circumstances – which dictates that recently acquired securities be sold, an employee (but not an Officer or Director who is subject to the short-swing profit rules and who makes filings on Form 4) should contact UTI’s General Counsel or his/her designee to seek a waiver to this Policy. This rule does not apply to stock option exercises, except to the extent required by the SEC’s short-swing profit rule for Directors and Officers. Standing Orders Standing orders (except standing orders under approved Rule 10b5-1 plans, see below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the trade. The broker could execute a trade when you are in possession or aware of material inside information. Standing orders can include Limit and Good until Canceled orders. Standing orders (except under approved Rule 10b5-1 plans) that have not executed must be cancelled at the start of the closed trading window. Company Compensation Plans For purposes of this Policy, the Company considers the election to have the Company withhold shares to satisfy tax withholding requirements (but not the sale of any such shares) to be exempt from this Policy. 10b5-1 Plans

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 9 of 16 Rule 10b5-1 provides a defense from insider trading under SEC Rule 10b-5. To be eligible for this defense, an insider may enter into a “10b5-1 plan” for trading in Company stock. If the plan meets the requirements of Rule 10b5-1, the Company stock may be purchased or sold without regard to certain insider trading restrictions. To comply with the Company’s Securities Trading Policy, a 10b5-1 plan must be approved by UTI’s General Counsel and meet the requirements of Rule 10b5-1 and other legal requirements. Pre-clearance by UTI’s General Counsel is required for a member of the Designated Group to enter into or modify a 10b5-1 plan. Pre-clearance must be requested at least five full trading days prior to entry into or modification of the 10b5-1 plan and be accompanied by a copy of the plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared 10b5-1 plan. Plans that are not pre-cleared may not be used by a member of the Designated Group . Special Guidelines for 10b5-1 Trading Plans Notwithstanding the foregoing, a member of the Designated Group will not be deemed to have violated this Policy for transactions pursuant to a 10b5-1 plan that has been pre-cleared by UTI’s General Counsel. The General Counsel may withhold or condition pre-clearance of any proposed 10b5-1 plan (each, a “Proposed Plan”) for any reason, in his or her sole discretion. UTI’s General Counsel will not pre-clear a Proposed Plan if he or she concludes that the Proposed Plan: • Fails to comply with the requirements of Rule 10b5-1, as amended from time to time. • Would permit a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) of the Proposed Plan or (ii) two business days after disclosure of the issuer’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Proposed Plan was adopted (subject to a maximum of 120 days after adoption of the Proposed Plan). • Is established during a “closed” window period or a special “blackout” period, or the member of the Designated Group is unable to represent to the satisfaction of UTI’s General Counsel that the member of the Designated Group is not in possession of material nonpublic information regarding the Company. • Lacks appropriate mechanisms to ensure that the member of the Designated Group complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by such person. • Does not provide the Company the right to suspend all transactions under the Proposed Plan if UTI’s General Counsel, in his or her sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any “lock-up” agreement the Company agrees to in connection with a financing or other similar events. • Exposes the Company to liability under any other applicable state or federal rule, regulation or law. • Creates any appearance of impropriety. • Fails to meet guidelines established by the Company. • Otherwise fails to satisfy UTI’s General Counsel for any reason.

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 10 of 16 Any amendments, modifications to or deviations from a 10b5-1 plan are deemed to be the member of the Designated Group entering into a new 10b5-1 plan and, accordingly, require pre-clearance of such amendment, modification or deviation pursuant to “Procedures – 10b5-1 Plans.” Any termination of a 10b5-1 plan must be immediately reported to UTI’s General Counsel. If a member of the Designated Group has pre-cleared a new 10b5-1 plan (the “Second Plan”) intended to succeed an earlier pre-cleared 10b5-1 plan (the “First Plan”), such member may not affirmatively terminate the First Plan without pre-clearance pursuant to “Procedures – 10b5-1 Plans,” because such termination is deemed to be entering into the Second Plan. None of the Company, the General Counsel, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their pre-clearance of a Proposed Plan, to have represented that it complies with Rule 10b5-1 or to have assumed any liability or responsibility to the member of the Designated Group or any other party if the 10b5-1 plan fails to comply with Rule 10b5-1. Upon entering into or amending a 10b5-1 plan, the director or officer must promptly provide a copy of the plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of a plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan). Additional Prohibited Transactions The Company believes it is improper and inappropriate to engage in short-term or speculative transactions involving Company stock. It is the Company’s Policy that Directors and all UTI Personnel should not engage in any of the following activities with respect to securities of the Company: No Hedging or Monetization Transactions. UTI Personnel and Directors shall not engage in hedging or monetization transactions with respect to the Company’s securities. Hedging or monetization transactions may permit the value for a Company security to be locked in in exchange for protecting against drastic upside or downside price movement or may permit an employee to give up full risks and rewards of security ownership. Prohibited transactions include but are not limited to those through the use of financial instruments, selling short and transacting in derivative securities, which also are more broadly prohibited as explained further below. • No Short Sales. UTI Personnel and Directors shall not engage in selling the Company’s securities “short” – that is, the sale of securities that are not owned by that individual. (A person who sells “short” is betting that the price of the security is going down – he/she borrows the security, sells it, and expects to be able to return the securities by repurchasing them at a lower price in the future.) SEC rules already prevent Directors and certain Officers from making “short sales” or sales of securities that, if owned, will not be delivered for a period longer than 20 days after the sale. This Policy expands this rule to both Directors and all UTI Personnel. • No Buying or Selling “Derivative Securities.” No employee shall buy or sell puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the Company’s securities. For these purposes, a security will be considered a derivative of another security if its value is derived from the value of the other security.

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 11 of 16 Form 144 Reports Directors and certain Officers designated by the Board of Directors are required to file a Form 144 before making an open market sale of Company securities. Form 144 notifies the Securities and Exchange Commission of your intent to sell Company securities. Although often prepared and filed by your broker, this form and its timely filing is each individual’s personal responsibility and is in addition to the Section 16 reports (Form 4 and Form 5) filed on your behalf by the Company. Post-Transaction Notification Because Section 16(a) of the Exchange Act requires that certain transactions by Directors and certain Officers be reported on Form 4s filed within two business days following the date of the transaction, the Company’s Policy requires immediate notification of sufficient details of any transaction to allow time to prepare and file the required reports within the two-business-day deadline. Since the Company requires a day to prepare the Form 4 and a day to transmit the form to the SEC, all Directors and Officers subject to the filing requirements of Section 16(a) must report following details of any transaction in the Company’s securities to UTI’s General Counsel or his/her designee at least by the close of business of the date the transaction occurred: • Transaction date (trade date) • Number of shares involved. • Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees). • For stock option exercises, the specific option exercised. • Contact information for the broker who executed the transaction. • Specific representation that the insider is not in possession of material non-public information. • A specific representation whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c). The foregoing notifications requirements apply to all purchases, sales, and transfers by gift, pledge or otherwise, trades pursuant to approved 10b5-1 plans, and option exercises. Use of Knowledgeable Stockbroker Directors and UTI Personnel are encouraged to select one stock broker to effect all transactions in the Company’s securities, and that broker should become familiar with the Company’s Securities Trading Policy and the restrictions that apply to his or her transactions in the Company’s securities. Remember, however, that a broker has no legal responsibility for a client’s Section 16 filings or short-swing profit rule violations. Therefore, the best protection will come from your own awareness of the requirements of this Policy and the possible pitfalls. However, use of the same broker familiar with this Policy will help you constantly monitor your compliance, not only with this Policy but also with your other securities laws obligations, such as compliance with Rule 144.

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 12 of 16 Post-Termination Transactions This Policy continues to apply to you even after termination of service to or employment with the Company. If you are in possession of material non-public information when your service or employment terminates, you may not trade in Company securities (or securities of another Company) until that information has become public or is no longer material and may not engage in any other action to take advantage of, or pass on to others, that information. Reminders EVEN IF YOU RECEIVE PRE-CLEARANCE AND IT IS DURING AN OPEN WINDOW PERIOD, YOU, ANY COMPANY, TRUST OR ENTITY CONTROLLED BY YOU, YOUR SPOUSE AND YOUR FAMILY MEMBERS AND OTHERS LIVING IN YOUR HOUSEHOLD MAY NOT TRADE IN SECURITIES OF UNIVERSAL TECHNICAL INSTITUTE, INC. IF YOU ARE IN POSSESSION OR AWARE OF MATERIAL, NON-PUBLIC INFORMATION ABOUT UNIVERSAL TECHNICAL INSTITUTE, INC. A violation of this Securities Trading Policy may subject the individual(s) to disciplinary action, up to and including employment termination, whether or not the Policy violation results in a violation of law or external proceedings. Frequently Asked Questions WHEN CAN I BUY OR SELL UTI STOCK? If you are a member of the Designated Group, you can only trade during the permitted “open window” periods. The permitted open window period begins the 2nd business day following the issuance of the Company’s press release of its quarterly and annual financial results and continues through the last day of the quarter. When the last day of a quarter falls on a weekend or holiday, the window will close at the close of business on the preceding business day. However, you cannot buy or sell UTI stock during permitted open window periods if you know material, non-public information. Generally, members of the Designated Group receive a memo from UTI’s General Counsel or his/her designee near the end of each quarter that indicates when the permitted window period is closing and when it will reopen. DO I HAVE TO NOTIFY ANYONE BEFORE BUYING OR SELLING UTI STOCK OR BEFORE EXERCISING UTI STOCK OPTIONS? All employees that are members of the Designated Group (including, without limitation, all Section 16 reporting persons) must notify UTI’s General Counsel or his/her designee in writing or via email at least two (2) business days before trading UTI stock or exercising UTI stock options. You may not complete the transaction unless it has been cleared in advance by UTI’s General Counsel or his/her designee. Section 16 reporting persons must also notify UTI’s General Counsel by the close of business on the date of any transaction so that appropriate SEC forms can be prepared and filed. Generally, Section 16 reporting persons are limited to the most senior members of management and board members.

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 13 of 16 ARE EMPLOYEES THAT ARE NOT A MEMBER OF THE DESIGNATED GROUP REQUIRED TO COMPLY WITH THE PERMITTED TRADING WINDOWS? Employees who are not a member of the Designated Group are free to trade at any time as long as they do not know material, non-public information about UTI. WHAT IS “MATERIAL, NON-PUBLIC INFORMATION”? There is no single definition of material, non-public information. Generally, it is information that has not been publicly disclosed by UTI that is likely to affect the price of UTI stock. Examples include: • Better or worse than expected earnings; • Better or worse than expected enrollment or attendance levels, starts. completion or placement results, and/or other important operating metrics; • Possible mergers, acquisitions or divestitures; and • Senior management changes. Please see page 2 & 3 of this Securities Trading Policy for additional examples. If you are not sure whether you know material, non-public information, you should check with your supervisor or UTI’s General Counsel. CAN I BUY OR SELL UTI STOCK IF I KNOW MATERIAL, NON-PUBLIC INFORMATION AS LONG AS WE ARE IN A PERMITTED OPEN TRADING WINDOW? No. You can never trade in UTI stock if you know material, non-public information about UTI, even if it is during a permitted open trading window. CAN I EXERCISE UTI STOCK OPTIONS IF I KNOW MATERIAL, NON-PUBLIC INFORMATION? It depends. You can always exercise stock options for cash without selling the acquired stock, even if you know material, non-public information. However, you cannot do a cashless exercise (i.e., using some of the stock acquired upon exercise to pay the exercise price for the option) of UTI stock options when you know material non-public information. Nor can you sell stock acquired upon the exercise of UTI stock options if you know material non-public information, even during a permitted open window period. This is true even if you exercise stock options for cash. FOR THE DESIGNATED GROUP, DO THE RESTRICTIONS ON BUYING OR SELLING UTI STOCK DURING PERMITTED OPEN WINDOW PERIODS APPLY TO STOCK OPTION EXERCISES? It depends. If you are paying cash to exercise your options without then selling the acquired stock, then the restrictions do not apply. In other words, you can exercise your stock options with cash without selling the acquired stock, even if you know material, non-public information.

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 14 of 16 However, if you are doing a cashless exercise (i.e., using some of the stock acquired upon exercise to pay the exercise price of the option), then you may only do so during permitted window periods. ARE MY SPOUSE AND CHILDREN REQUIRED TO COMPLY WITH THE PERMITTED WINDOW PERIODS? Yes. Spouses and children or other members of your immediate family (i.e., parents, grandparents, step- parents, step-children, grandchildren, siblings, in-laws, etc.) who share the same household with you are subject to this Policy and must comply with the permitted window periods if you are subject to the window periods. The SEC takes the position that trades made by your spouse or other members of your immediate family who live with you are the same as trades done directly by you. In addition, family members who do not live with you but whose securities transactions you direct, influence or control, as well as entities that you influence or control, are subject to the Policy and must comply with the permitted window periods if you are subject to the window periods. DOES UTI’S TRADING POLICY APPLY TO CALL AND PUT OPTIONS INVOLVING UTI STOCK? Yes. The restrictions in UTI’s Trading Policy apply to all securities relating to UTI stock, including call and put options. A call option gives a third person the right to buy (or call away) UTI stock that you own when the price of UTI stock increases. A put option gives you the right to force a third party to buy your UTI stock (or put your UTI stock) when the price of UTI stock decreases. More importantly, UTI employees should never buy put options on UTI stock or otherwise “short” UTI’s stock. CAN THE SEC REALLY CATCH ME IF I AM NOT A SECTION 16 REPORTING PERSON AND THUS DO NOT HAVE TO PUBLICLY REPORT MY STOCK HOLDINGS? Yes. The SEC has a very sophisticated monitoring system for insider trading activities and takes enforcement action against hundreds of individuals each year. The SEC has made detection and prosecution of insider trading one of its highest priorities. To aid in finding offenders, it offers informants 10% of the civil penalties paid by a violator for insider trading. Administration & Feedback UTI’s General Counsel shall administer and enforce this Policy; provided, however, that if the General Counsel is a party to a proposed trade, transaction or inquiry relating to this Policy, the Company’s Chief Financial Officer shall serve in such capacity with respect to such proposed trade, transaction or inquiry. UTI’s General Counsel may delegate his or her authority to administer and enforce this Policy as he or she deem necessary or appropriate in his or her sole discretion. The duties and powers of the General Counsel and his or her delegees may include the following: • Administering, monitoring and enforcing compliance with this Policy. • Responding to all inquiries relating to this Policy. • Designating and announcing special trading blackout periods during which no insiders may trade in Company securities.

Securities Trading Policy Department: Legal Department Effective Date: October 13, 2015 Owner & Title: Scott Levine Last Revised Date: June 7, 2023 VP Deputy General Counsel Page 15 of 16 • Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the General Counsel determines have access to material nonpublic information concerning the Company. • Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations. • Assisting in the preparation and filing of all required SEC reports filed by Section 16 Insiders relating to their trading in Company securities, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G. • Maintaining as Company records originals or copies of all documents required by the provisions of this Policy, and copies of all required SEC reports relating to insider trading, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G. • Revising this Policy as necessary to reflect changes in applicable insider trading laws. • Designing and requiring training about the obligations of this Policy as the General Counsel considers appropriate. The Company welcomes internal feedback regarding business Policy and processes. Questions and concerns regarding this Policy or questions concerning specific transactions should be directed to UTI’s General Counsel for additional guidance. UTI reserves the right to change or modify any guidelines or requirements contained in this Securities Trading Policy at any time.

UNIVERSAL TECHNICAL INSTITUTE

Securities Trading Policy

Department:	Legal Department	Effective Date:	October 13, 2015
Owner & Title:	Scott Levine VP Deputy General Counsel	Last Revised Date:	June 7, 2023

Revision History

Document Revision History				
Date	Version	Change	Author	Approver
11.21.12	v1	Policy Established	Chad Freed	Chad Freed
11.14.14	v2	Policy Overhaul – defined thresholds for the Designated Group specifically; cleanup of contacts and company references; moved to UTI Enterprise Policy Template, etc.	Kelleen Brennan	CERT & Senior Team
10.13.15	v3	Added clarification that gifts of stock to others must be pre-cleared and authorized.	Kelleen Brennan	CERT & Senior Team
11.09.17	v3.1	Changed owner to Scott Levine	Amy Hinkel	Bryce Peterson via Bobbie Wood
12.02.19	v4	Clarification on “closed window” timing	Scott Levine	Troy Anderson
11.17.20	v5	Changes to definition of Designated Group	Scott Levine	Chris Kevane
12.08.22	v6	Changes to open window timeframe	Chris Kevane	Board of Directors
06.07.23	V7	Changes to comply with new SEC amendments.	Chris Kevane	Board of Directors

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